Exhibit 99.1

Metalline Mining Company	Phone 208-665-2002
1330 Margaret Avenue	Fax 208-665-0041
Coeur d’Alene, ID 83815	email: metalin@attglobal.net
Web site: www.metalin.com
Amex:MMG
For immediate release August 27, 2008—9:00 A.M. Eastern Time.
President’s Letter to Metalline Mining Company Shareholders
Coeur d’Alene, Idaho. As Metalline announced July 29, 2008, the understanding of the nature of the zinc resource at Sierra Mojada has changed appreciably since we started evaluating it in 2005. As a result of continued drilling, and application of a less constrained geologic framework, we now have a new resource model that more than doubles the zinc metal content of the Oxide Zinc mineralization and which now includes an appreciable amount of silver. This new and larger resource has altered the approach we are taking to development of the project, and open pit mining is again an option. During the investigation of mining methods by Pincock Allen & Holt, in early 2007, open pit mining was rejected due primarily to the high strip ratio required to extract the high-grade resource, and underground mining methods were selected as the preferred alternative for mine development. With the recent receipt of the much larger oxide zinc resource model a new open pit optimization indicates that higher production rates and economies of scale are possible and preliminary economic evaluation now suggests open pit mining to be the more economic mining method. Consequently, as announced, the underground mine plan, concentrator and test mining were suspended in order to evaluate a much larger scale operation. This larger scale operation is intended to exploit both the now much larger Oxide Zinc (plus silver) mineralization and the Silver Polymetallic mineralization, which is currently the focus of our exploration drilling activities.
As a result of this change in focus, project activity will concentrate on an in-fill drill program to increase the drill hole density on approximately one-third of the Oxide Zinc mineralization and to bring the adjacent Silver Polymetallic mineralization to a sufficient drill hole density that a resource model can be completed on the amount of mineralized material that is projected to fall within the open pit mine plan. The Silver Polymetallic mineralization must be evaluated because a portion of it would be mined during stripping of the Oxide Zinc mineralization. In addition, the current knowledge of this system indicates it could add significantly to the scope of the mining operation and the overall economics of the project. The Silver Polymetallic mineralization borders the Oxide Zinc mineralization on the north side of the Sierra Mojada fault over the entire length of the Oxide Zinc resource model and beyond.
A drill program to accomplish these objectives is currently being planned. We are particularly well prepared to conduct this program with 5 company-owned drills, and with drill crews sufficient to operate each drill two shifts per day. In addition we have state-of-the-art sample preparation and Atomic Adsorption analytical labs on site to facilitate rapid processing of drill samples and prioritization of samples that are sent to commercial laboratories for further analyses. We can conduct the required evaluation very cost effectively. Under the present uncertain financial and commodity market conditions, drilling to define additional resource is the most productive way to add project and shareholder value.

Additional metallurgy studies will need to be conducted to determine how the lower grade oxide zinc mineralization performs in the concentration process and for potential by-product credit metals. The Silver Polymetallic mineralization contains silver, copper, cobalt, zinc, lead sulfides and standard flotation recovery techniques will need to be studied.
The preliminary economic evaluation of the project continues to be very favorable. The higher production rate of an open pit operation and the larger metal content produces much more robust economic results than the 3,000 tpd underground mine and concentrator option that was the previous baseline development model. Open pit mining of Silver Polymetallic mineralization, in an early phase of stripping for open pit mining the Oxide Zinc mineralization, has not yet been considered in the economic model; the potential economic impact of the Silver Polymetallic mineralization is believed to be very favorable.
Sincerely
Merlin Bingham
President
Forward-Looking Statements
This news release contains forward-looking statements regarding future events and Metalline’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Metalline’s future financial performance, Metalline’s anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and Metalline’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2007 under “Risk Factors.” Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.